Exhibit 99.1

For Immediate Release	Contact: Gene Bertcher
(972) 407-8400
NEW CONCEPT ENERGY
REPORTS 2nd QUARTER 2010 RESULTS
Dallas, Texas (Business Wire) August 16, 2010: New Concept Energy, Inc. (AMEX: GBR), (“the Company” or “NCE”), a Dallas-based oil and gas company, today reported a net loss of $275,000 and $315,000 for the three and six months ended June 30, 2010, as compared to a net loss of $84,000 and $61,000 for the comparable periods of 2009.
For the three and six months ended June 30, 2010, the Company recorded oil and gas revenues of $331,000 and $601,000 as compared to $287,000 and $681,000 for the comparable period of 2009. The changes in oil & gas revenue was due changes in the price of oil and gas in the marketplace.
The Company recorded oil and gas operating expenses for the three and six months ended June 30, 2010, of $316,000 and $672,000, as compared to $371,000 and $757,000 for the comparable period of 2009. The decrease was due to a decrease in payroll costs.
For the three and six months ended June 30, 2010, corporate general & administrative expenses were $124,000 and $323,000 as compared to $235,000 and $497,000 for the comparable periods in 2009. The decrease is primarily due to decreased payroll costs.
Interest income for the three and six months ended June 30, 2010, was $114,000 and $253,000 as compared to $113,000 and $294,000 for the comparable periods in 2009. The decrease is primarily due to decreased receivable on which interest is computed over the comparable periods.
The Company recorded an other expense of $350,000 for the six months ended June 30, 2010. In 2009, the Company was considering an association with an oil & gas company in South Texas that was operating under Chapter 11 of the bankruptcy code. During 2009, we invested $350,000 in the South Texas company through both a loan and other costs. In 2010, the bankruptcy court converted the bankruptcy filing to chapter 7 and ordered the liquidation of the South Texas company. It is unlikely our company will recover any of its investment.

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(amounts in thousands, except per share data)

	For the Three Months		For the Six Months
	ended June 30,		ended June 30,
	2010	2009	2010	2009
Revenue
Oil and gas operations, net of royalties	$331	$287	$601	$681
Real estate operations	751	762	1,454	1,436

	1,082	1,049	2,055	2,117

Operating expenses
Oil and gas operations	316	371	672	757
Real estate operations	368	383	693	723
Lease expense	234	238	473	477
Corporate general and administrative	124	235	323	497
Accretion of asset retirement obligation	30	—	60	—

	1,072	1,227	2,221	2,454

Operating earnings (loss)	10	(178)	(166)	(337)

Other income (expense)
Interest income	114	113	253	294
Interest expense	(31)	(31)	(62)	(61)
Gain on sale of assets, net	—	—	10	—
Other income (expense), net	(368)	12	(350)	43

Expense	(285)	94	(149)	276

Net income (loss) applicable to common shares	$(275)	$(84)	$(315)	$(61)

Net income (loss) per common share-basic and diluted	$(0.12)	$(0.04)	$(0.16)	$(0.03)

Weighted average common and equivalent shares outstanding — basic	1,947	1,947	1,947	1,947

NEW CONCEPT ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30, 2010	December 31, 2009
Assets

Current assets
Cash and cash equivalents	$102	$155
Accounts receivable from oil and gas sales	247	203
Note and interest receivable — related party	10,035	11,206
Other current assets	201	567

Total current assets	10,585	12,131

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	11,374	11,372

Property and equipment, net of depreciation
Land, buildings and equipment — oil and gas operations	1,323	1,337
Other	159	149
Total property and equipment	1,482	1,486

Other assets	214	132

Total assets	$23,655	$25,121

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — CONTINUED
(amounts in thousands, except share amounts)

	June 30,	December 31,
	2010	2009
Liabilities and stockholders’ equity

Current liabilities
Accounts payable — trade	$204	$154
Accrued expenses (including $661 and $638 to related parties in 2010 and 2009)	1,444	2,711

Total current liabilities	1,648	2,865

Long-term debt
Notes payable	1,253	1,198
Asset retirement obligation	2,510	2,450
Other long-term liabilities	277	326

Total liabilities	5,688	6,839

Stockholders’ equity
Preferred stock, Series B	1	1
Common stock, $.01 par value: authorized, 100,000,000 shares; issued and outstanding, 1,946,939 shares at December 31, 2009 and 2008	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(40,892)	(40,577)

	17,967	18.282

Total liabilities & equity	$23,655	$25,121